                                                                    EXHIBIT 99.1


SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  11/30/02      12/31/02     01/31/03      02/28/03     03/31/03      04/30/03
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                  (1-3)%         (0)%        (0-2)%        (0-2)%        (2)%         (1-3)%
Electrical Products                (0-2)%         (0)%        (1-3)%        (1-3)%        (2)%         (2-4)%
Tools & Hardware                   (6-8)%         (1)%           0%+/-      (0-2)%        (1)%          3-5%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED APRIL 30, 2003.

COOPER INDUSTRIES

Sales for the three months ended April 30, 2003, declined between 1% and 3% compared with last year.

ELECTRICAL PRODUCTS

Sales for the three months ended April 30, 2003, declined between 2% and 4% compared with last year.

     o Modest improvements in industrial markets, selected new product introductions and market share gains contributed to sales gains for hazardous duty electrical construction materials and circuit protection products.

     o Residential construction demand remained strong, while commercial construction markets remained weak, resulting in lower overall demand for lighting fixtures, wiring devices and electrical support structures.

     o Sales of power equipment products were off significantly, reflecting domestic utilities' unwillingness to invest heavily in distribution system improvements due to ongoing weakness in end markets and their financial condition.

     o European sales of lighting fixtures and security products increased, primarily reflecting currency translation gains. Real demand for these products was down modestly for the period.

     o Product sales through the retail channel remained relatively stable, while electronic and telecom market demand continued to be soft.

TOOLS AND HARDWARE

Sales for the three months ended April 30, 2003, improved between 3% and 5% compared with last year.

     o North American industrial, automotive and commercial aircraft end markets remained weak, impacting sales of power tools and automated assembly equipment. Despite this, overall power tool sales were up significantly, reflecting strong international power tool and automated assembly equipment shipments.

     o Sales of hand tools were relatively flat compared to the prior year period, reflecting stabilized markets, though at low levels.


Note: Includes impacts of acquisitions and divestitures, when applicable.